Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of OriginOil, Inc.:

We hereby consent to the incorporation by reference in this Post-Effective Amendment No.1 to the Form S-8 Registration Statement of OriginOil, Inc. of our report dated March 31, 2015, relating to the financial statements of OriginOil, Inc., which appear in the Annual Form 10-K of OriginOil, Inc. for the year ended December 31, 2014. Our report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Liggett, Vogt & Webb, P.A.

Liggett, Vogt & Webb, P.A.

New York, New York

April 6, 2015